UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 5, 2013

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

Sale and Purchase Agreement

On March 5, 2013, Endeavour Energy UK Limited (“EEUK”), a wholly-owned subsidiary of Endeavour International Corporation (the “Company”), entered into a sale and purchase agreement (the “Sale and Purchase Agreement”) with END PP Holdings LLC (“PP Holdings”) providing for the sale and purchase of a production payment over the proceeds of sale from a proportion of EEUK’s entitlement to production from its interests in the Alba and Bacchus fields located in the UK sector of the North Sea (the “Production Payment Transaction”). PP Holdings must look solely to the proceeds from the sale of production from EEUK’s entitlement from the Alba and Bacchus fields for satisfaction and discharge of all amounts due under the production payment.

The Sale and Purchase Agreement provides for the sale by EEUK of a production payment to PP Holdings for a total purchase price of $106.4 million. In the event that the Production Payment Transaction does not complete under the terms of the Sale and Purchase Agreement, the deposit paid to EEUK upon signing of the Sale and Purchase Agreement and all or part of a $1.2 million termination fee (the “Termination Fee”) would become due and payable by EEUK to PP Holdings.

The completion of the Production Payment Transaction is conditional upon, amongst other things, the approval of the UK Secretary of State for Energy and Climate Change. Contemporaneously with completion under the Sale and Purchase Agreement, the Company expects to issue 3,440,000 warrants to purchase shares of common stock at an exercise price of $3.014 per share (the “Warrants”). If issued, the Warrants will be issued in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 4(2) thereof.

EEUK’s obligations to refund the deposit and pay the termination fee are secured by first priority liens on EEUK’s interests in the licenses and certain joint operating agreements governing the fields giving rise to the production subject to the production payment. Upon closing of the purchase and sale of the production payment, EEUK’s obligations under the production payment will be secured by first priority liens in the same assets and second priority liens in certain other assets of the Company and its Subsidiaries.

Revolving Credit Agreement

The Company previously reported that on April 12, 2012, the Company and EEUK entered into a credit agreement (the “Credit Agreement”) with Cyan Partners, LP, as administrative agent (“Cyan”), and the other lenders party thereto providing for a revolving credit facility (the “Revolving Credit Facility”).

On March 5, 2013, the Company, EEUK, Cyan, and certain lenders entered into a third amendment and consent (the “Third Amendment”) pursuant to which (a) the lenders consented to the Production Payment Transaction and (b) the maturity of approximately $100 million of the commitments under the Revolving Credit Facility was extended from October 12, 2013 to June 30, 2014. The remaining principal of the Revolving Credit Facility will mature on October 12, 2013, as previously provided.

Reimbursement Agreement

The Company previously reported that on May 31, 2012, the Company and EEUK entered into a reimbursement agreement (the “Reimbursement Agreement”) with New Pearl, S.a.r.l (“New Pearl”) and Cyan.

On March 5, 2013, the Company, EEUK, Cyan and New Pearl entered into a second amendment and consent (the “Second Amendment”) pursuant to which (a) New Pearl consented to the Production Payment Transaction, (b) extended the maturity of the obligations owing by EEUK under the Reimbursement Agreement from December 31, 2013 to June 30, 2014, and (c) New Pearl agreed to take the steps necessary to extend the letter of credit issued pursuant to the Reimbursement Agreement from December 31, 2013 to December 31, 2014.

Item 3.02 Unregistered Sales of Equity Securities.

The information under Item 1.01 concerning the potential issuance of the Warrants is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 5, 2013, Ashok Nayyar resigned from the board of directors of the Company. Mr. Nayyar had served as a member of the board of directors’ Technology & Reserves Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

March 11, 2013	By:	/s/ Stanley W. Farmer

Name: Stanley W. Farmer
Title: Vice President and Chief Accounting Officer